PRICING SUPPLEMENT ADDENDUM

Dated September 3, 2020 relating to the

Pricing Supplement dated July 31, 2020

Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-225551

(To Prospectus dated October 31, 2018 and

Prospectus Supplement dated October 31, 2018)

UBS AG $50,000,000 Fixed-to-Floating Rate Notes due August 4, 2023

This pricing supplement addendum (this “addendum”) relates to $50,000,000 principal amount of notes that were offered on July 31, 2020 (the “Notes”), as described in the accompanying pricing supplement dated July 31, 2020 (the “pricing supplement”).

Based upon market conditions at the time of issuance of the Notes, the Notes should be treated as “variable rate” debt instruments issued with OID. Accordingly, this addendum contains the accrual schedule as described in the pricing supplement and supplements the pricing supplement and the documents incorporated therein by reference, each of which can be accessed via the hyperlinks below.

Accrual Period Start Date	Accrual Period End Date	Beginning Adjusted Issue Price	Accrual	Projected Payment	Ending Adjusted issue Price	Qualified Stated Interest	Original Issue Discount	Original Issue Discount (Daily)
August 4, 2020	February 4, 2021	$1,000.00	$2.55	$5.11	$997.44	$1.27	$1.28	$0.006967
February 4, 2021	August 4, 2021	$997.44	$2.50	$5.01	$994.93	$1.25	$1.26	$0.006949
August 4, 2021	February 4, 2022	$994.93	$2.54	$1.26	$996.21	$1.26	$1.28	$0.006932
February 4, 2022	August 4, 2022	$996.21	$2.50	$1.24	$997.46	$1.24	$1.26	$0.006941
August 4, 2022	February 4, 2023	$997.46	$2.55	$1.27	$998.74	$1.27	$1.28	$0.006950
February 4, 2023	August 4, 2023	$998.74	$2.51	$1.25	$1,000.00	$1.25	$1.26	$0.006958
•	Pricing Supplement dated July 31, 2020: http://www.sec.gov/Archives/edgar/data/1114446/000091412120002718/ub55187386-424b2.htm
•	Prospectus Supplement dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000091412118002087/ub46174838-424b2.htm
•	Prospectus dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm

You should carefully consider the risks described under “Risk Factors” beginning on page 1 of the pricing supplement and on S-5 of the accompanying prospectus supplement relating to the Notes, dated October 31, 2018 and to read the more detailed discussion of the tax consequences of an investment in the Notes under “United States Federal Tax Considerations” in the pricing supplement and “Material U.S. Federal Income Tax Considerations”, including the section “— Notes treated as Indebtedness for U.S. Federal Income Tax Purposes”, in the prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.